Exhibit 10.3.1

EXECUTION VERSION

AMENDMENT NO. 1 TO SECOND LIEN CREDIT AGREEMENT

AMENDMENT NO. 1 TO SECOND LIEN CREDIT AGREEMENT, dated as of October 14, 2015 (this “Amendment”), among ATKORE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Administrative Agent, DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Collateral Agent, and the several banks and other financial institutions from time to time party thereto (the “Lenders”) have entered into a Second Lien Credit Agreement, dated as of April 9, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Second Lien Credit Agreement”).

B. The Borrower and the Administrative Agent are permitted by Section 11.1(d) of the Second Lien Credit Agreement to amend the Second Lien Credit Agreement to cure any ambiguity, mistake, omission, defect or inconsistency.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined in this Amendment have the same meanings as specified in the Second Lien Credit Agreement (as defined above).

SECTION 2. Amendment to Second Lien Credit Agreement. Effective as of April 9, 2014, the Second Lien Credit Agreement is hereby amended by amending and restating Section 7.1 of the Second Lien Credit Agreement in its entirety to read as follows:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of Holdings ending after the Closing Date, a copy of the consolidated balance sheet of Holdings as at the end of such year and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for such year, setting forth, in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under any other Indebtedness or Guarantee Obligation of any Parent Entity, the Borrower or any of its Subsidiaries, (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under any other Indebtedness or Guarantee Obligation of any Parent Entity, the Borrower or any of its Subsidiaries, (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)); provided, that any financial statements of Holdings or another Parent Entity shall be accompanied by a reconciliation reflecting adjustments to non-equity financial statement items which differ from those of the Borrower);

(b) as soon as available, but in any event not later than the fifth Business Day following the 45th day following the end of each of the first three quarterly periods of each Fiscal Year of Holdings commencing with the Fiscal Quarter ending March 28, 2014, the unaudited consolidated balance sheet of Holdings as at the end of such quarter and the related unaudited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows of Holdings for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in comparative form the figures for and as of the corresponding periods of the previous year, in each case certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the obligations under this Subsection 7.1(b) with respect to such quarter; provided, that any financial statements of Holdings or another Parent Entity shall be accompanied by a reconciliation reflecting adjustments to non-equity items financial statement items which differ from those of the Borrower);

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(d) all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower to) fairly present in all material respects the financial condition of the Borrower and, if applicable the applicable Parent Entity and, its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after December 22, 2010 (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

SECTION 3. Reference to and Effect on the Second Lien Credit Agreement and the Loan Documents.

(a) Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Borrower under the Second Lien Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Second Lien Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment.

(b) On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

SECTION 4. Costs and Expenses. The Borrower agrees to pay or reimburse the Administrative Agent pursuant to Section 11.5 of the Second Lien Credit Agreement.

SECTION 5. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 6. Notices. All communications and notices hereunder shall be given as provided in the Second Lien Credit Agreement.

SECTION 7. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Successors. The terms of this Amendment shall be binding upon, and shall inure for the benefit of, the parties hereto and their respective successors and assigns.

SECTION 9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ATKORE INTERNATIONAL, INC.

By:	/s/ James A. Mallak
	Name:	James A. Mallak
	Title:	Vice President & CFO

[Amendment No. 1 to Second Lien Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Benjamin Souh
	Name:	Benjamin Souh
	Title:	Vice President

[Amendment No. 1 to Second Lien Credit Agreement]